Exhibit 4.1

Owl Rock Capital Corporation III
(A Maryland Corporation)

SUBSCRIPTION AGREEMENT

Article I.

Section 1.01                             Subscription.

(a)              Subject to the terms and conditions hereof, and in reliance upon the representations and warranties contained in this subscription agreement (this “Subscription Agreement”), the undersigned (the “Investor”) irrevocably subscribes for and agrees to purchase shares of common stock, par value $0.01 per share (“Shares”), of Owl Rock Capital Corporation III (the “Company”) on the terms and conditions described herein, in the Company’s Confidential Private Placement Memorandum (together with any appendices and supplements thereto, the “Memorandum”), in the Company’s Amended and Restated Charter, dated as of March 23, 2020 (the “Charter”), in the Company’s Bylaws, dated as of February 19, 2020 (the “Bylaws”), in the Investment Advisory Agreement between the Company and Owl Rock Diversified Advisors LLC (the “Adviser”), dated as of June 4, 2020 (the “Investment Advisory Agreement”) and in the Administration Agreement between the Company and the Adviser, dated as of June 4, 2020 (the “Administration Agreement” and together with the Charter, the Bylaws, the Investment Advisory Agreement and the Memorandum, the “Operative Documents”). The Investor has received the Operative Documents. The Company expects to enter into separate subscription agreements (the “Other Subscription Agreements”) with other investors (the “Other Investors,” and together with the Investor, the “Investors”), providing for the sale of Shares to the Other Investors. This Subscription Agreement and the Other Subscription Agreements are separate agreements, and the sales of Shares to the undersigned and the Other Investors are to be separate sales.

(b)              The Investor agrees to purchase Shares for an aggregate purchase price equal to the amount set forth on the signature page hereof (the “Capital Commitment”), payable at such times and in such amounts as required by the Company, under the terms and subject to the conditions set forth herein. On each Drawdown Date (as defined below), the Investor agrees to purchase from the Company, and the Company agrees to issue to the Investor, a number of Shares equal to the Drawdown Share Amount (as defined below) at an aggregate price equal to the Drawdown Purchase Price (as defined below); provided, however, that in no circumstance will an Investor be required to purchase Shares for an amount in excess of its Unused Capital Commitment (as defined below).

“Drawdown Purchase Price” shall mean, for each Drawdown Date, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Company from all Investors on that Drawdown Date, by (ii) a fraction, the numerator of which is the Unused Capital Commitment of the Investor and the denominator of which is the aggregate Unused Capital Commitments of all Investors that are not Defaulting Investors or Excluded Investors (as defined below).

“Drawdown Share Amount” shall mean, for each Drawdown Date, a number of Shares determined by dividing (i) the Drawdown Purchase Price for that Drawdown Date by (ii) the Per Share NAV (as defined below) as of the Drawdown Date, subject to adjustment in accordance with the procedures set forth in “II. Summary of Principal Terms and Conditions — Per Share Price Adjustments” and “IX. Determination of Net Asset Value —Determinations in Connection with a Drawdown or Subsequent Closing” in the Memorandum (the “Adjustment Procedures”), with the resulting quotient adjusted to the nearest whole number to avoid the issuance of fractional shares.

“Per Share NAV” shall mean, for any date, the net asset value per share of Common Stock determined in accordance with the procedures set forth in “II. Summary of Principal Terms and Conditions — Valuation of Assets; Independent Valuation Firm,” and “IX.  Determination of Net Asset Value” in the Memorandum (as those procedures may be changed from time to time in a manner consistent with the limitations of the Investment Company Act of 1940, as amended (the “1940 Act”)) as of the last day of the Company’s fiscal quarter immediately preceding such date.

“Unused Capital Commitment” shall mean, with respect to an Investor, the amount of such Investor’s Capital Commitment as of any date reduced by the aggregate amount of contributions made by that Investor at all previous Drawdown Dates pursuant to Section 1.01(b).

Section 1.02                             Closings.

(a)              The closing of this subscription agreement will take place at 399 Park Ave. 38th Floor, New York, New York on the date set forth on the signature page hereto (such date being the “Closing Date,” and the date upon which the first closing of any Subscription Agreement occurs being referred to herein as the “Initial Closing Date” and the date of the last Closing prior to the date on which the Adviser determines, in its sole discretion, to stop accepting Capital Commitments, the “Final Closing Date”)). The Investor agrees to provide any information reasonably requested by the Company to verify the accuracy of the representations contained herein, including without limitation the investor suitability questionnaire attached as Appendix A (the “Investor Suitability Questionnaire”). Promptly after the Closing Date, the Company will deliver to the Investor or its representative, if the Investor’s subscription has been accepted, a countersigned copy of this Subscription Agreement.

(b)              The Company may enter into Other Subscription Agreements with Other Investors after the Closing Date, with any closing thereunder referred to as a “Subsequent Closing” and any Other Investor whose subscription has been accepted at such Subsequent Closing referred to as a “Subsequent Investor.”

(c)               At each Drawdown Date following any Subsequent Closing, all Investors, including Subsequent Investors, shall purchase Shares in accordance with the provisions of Section 1.01(b); provided, however, that notwithstanding the foregoing, the definition of Drawdown Share Amount and the provisions of Section 2.01(b), nothing in this Subscription Agreement shall prohibit the Company from issuing Shares to Subsequent Investors at a per share price greater than the Per Share NAV as of the Drawdown Date, as adjusted pursuant to the Adjustment Procedures.

(d)              In the event that any Investor is permitted by the Company to make an additional capital commitment to purchase Shares on a date after its initial subscription has been accepted, such Investor will be required to enter into a separate subscription agreement with the Company and such other documents as may be requested by the Company, it being understood and agreed that such separate subscription agreement will be considered to be an Other Subscription Agreement for the purposes of this Subscription Agreement.

Article II.

Section 2.01                             Drawdowns.

(a)              Subject to Section 2.01(f), purchases of Shares will take place on dates selected by the Company in its sole discretion (each, a “Drawdown Date”) and shall be made in accordance with the provisions of Section 1.01(b).

(b)              Prior to each Drawdown Date, the Company shall deliver to the Investor a notice (each, a “Drawdown Notice”) setting forth (i) the aggregate purchase price for Shares being purchased on the Drawdown Date; (ii) the applicable Drawdown Purchase Price; (iii) the estimated Drawdown Share Amount; (iv)  Per Share NAV as of the applicable Drawdown Date, and (v) the account to which the Drawdown Purchase Price should be wired. The Company shall deliver each Drawdown Notice to the Investor at least 10 Business Days prior to the Drawdown Date.  On the Drawdown Date, if as a result of adjustments to the Per Share NAV in accordance with the Adjustment Procedures, the estimated Drawdown Share Amount set forth in the Drawdown Notice is not the actual Drawdown Share Amount, the Company will deliver to the Investor an additional notice setting forth the adjusted Per Share NAV and the actual Drawdown Share Amount.  A form of Drawdown Notice is attached hereto as Appendix B.

For the purposes of this Subscription Agreement, the term “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(c)               The delivery of a Drawdown Notice to the Investor shall be the sole and exclusive condition to the Investor’s obligation to pay the Drawdown Purchase Price identified in each Drawdown Notice.

(d)              On each Drawdown Date, the Investor shall pay the Drawdown Purchase Price to the Company by bank wire transfer in immediately available funds in U.S. dollars to the account specified in the Drawdown Notice.

(e)               Upon payment of the Drawdown Purchase Price to the Company, the Company shall issue to each Investor a number of Shares determined by dividing (x) the Drawdown Purchase Price by (y) the Per Share NAV as of the Drawdown Date, subject to adjustment in accordance with the Adjustment Procedures; provided, however, that notwithstanding the provisions of Sections 1.01(b) and 2.02, on the first Drawdown Date following the Company’s acceptance of a Subsequent Investor’s Subscription Agreement, upon payment of the Drawdown Purchase Price by such Subsequent Investor, the Company shall issue to such Subsequent Investor a number of Shares determined by dividing (x) the Drawdown Purchase Price paid minus the Organizational Expense Allocation by (y) the Per Share NAV as of the Drawdown Date, subject to adjustment in accordance with the Adjustment Procedures.

“Organizational Expense Allocation” means, with respect to an Investor, the product obtained by multiplying (i) a fraction, the numerator of which is such Investor’s Capital Commitment and the denominator of which is the total Capital Commitments received by the Company through such date by (ii) the total amount of organizational expenses spent by the Company in connection with the Company’s formation.

(f)                The Company has appointed State Street Bank and Trust Company, a Massachusetts company, to act as transfer agent and registrar for the Shares.

(g)               At the earlier of (i) the date of a Liquidity Event (as defined below), if any, and (ii) the end of the Commitment Period (as defined below), any Unused Capital Commitment (other than any Defaulted Commitment) shall automatically be reduced to zero, provided, however that for two years following the end of the Commitment Period and prior to a Liquidity Event, Investor’s will remain obligated to fund Drawdowns to the extent necessary to pay amounts due under Drawdown Notices that the Company may thereafter issue to: (a) pay Company expenses, including management fees, amounts that may become due under any borrowings or other financings or similar obligations, or indemnity obligations, (b) complete investments in any transactions for which there are binding written agreements as of the end of the Commitment Period (including investments that are funded in phases), (c) fund follow-on investments made in existing portfolio companies within three years from the end of the Commitment Period that, in the aggregate, do not exceed five percent (5%) of total Capital Commitments, (d) fund obligations under any Company guarantee, and/or (e) as necessary for the Company to preserve its status as a “regulated investment company” under Subchapter M of the Code. Liquidity Event” means (i) a listing of the Company’s common stock on a national securities exchange (an “Exchange Listing”); (ii) a transaction, including a merger, in which the Company’s shareholders receive cash or shares of an entity, including an entity that is affiliated with the Company, and such shares are listed on a national securities exchange; or (iii) the sale of all or substantially all of the assets of the Company. “Commitment Period” shall mean the period beginning on the Initial Closing Date and continuing through the earlier of the seven year anniversary of the Initial Closing. If the Company has not consummated a Liquidity Event by the end of the Commitment Period, subject to extension for two additional one-year periods, in the sole discretion of the Board of Directors, the Board of Directors (subject to any necessary Investors approvals and applicable requirements of the 1940 Act) will use its commercially reasonable efforts to wind down and/or liquidate and dissolve the Company in an orderly manner.

(h)              Notwithstanding anything to the contrary contained in this Subscription Agreement, the Company shall have the right (a “Limited Exclusion Right”) to exclude any Investor (such Investor, an “Excluded Investor”) from purchasing Shares from the Company on any Drawdown Date if, in the reasonable discretion of the Company, there is a substantial likelihood that such Investor’s purchase of Shares at such time would (i) result in a violation of, or noncompliance with, any law or regulation to which such Investor, the Company, the Adviser, any Other Investor or a portfolio company would be subject or (ii) cause the investments of investors which are employee benefit plans or trusts subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (such plans or trusts referred to herein as “ERISA Plans”), or which are plans within the meaning of section 4975(e)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (including individual retirement accounts (“IRAs”) or Keogh plans covering only self-employed individuals (“Keogh Plans”)), or which are deemed under ERISA or the Code to include assets of any such plan or arrangement (such plans, trusts and accounts, “Plans”) to be “significant” and any assets of the Company to be considered “plan assets” under ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). In the event that any Limited Exclusion Rights is exercised, the Company shall be authorized to issue an additional Drawdown Notice to the non-Excused Investors to make up any applicable shortfall caused by such Limited Exclusion Right.

Section 2.02                             Pledging. Without limiting the generality of the foregoing, the Investor specifically agrees and consents that the Company may, at any time, and without further notice to or consent from the Investor (except to the extent otherwise provided in this Subscription Agreement), grant security over (and, in connection therewith, Transfer (as defined in Section 4.01(c)(i)) its right to draw down capital from the Investor pursuant to Section 2.01, and the Company’s right to receive the Drawdown Share Purchase Price (and any related rights of the Company), to lenders or other creditors of the Company, in connection with any indebtedness, guarantee or surety of the Company; provided that, for the avoidance of doubt, any such grantee’s right to draw down capital shall be subject to the limitations on the Company’s right to draw down capital pursuant to Section 2.01. In connection with any such secured financing (a “Subscription Facility”), the Investor specifically agrees, for the benefit of the Company and such lenders, to the following:

(a) The Company may incur indebtedness for Company purposes pursuant to a Subscription Facility and secure such facility by (i) the Unused Capital Commitments, (ii) the Company’s rights to issue Drawdown Notices, (iii) the Company’s right to exercise remedies against the Investors and the Other Investors for failure to pay for such Shares as required by the Drawdown Notices, (iv) the deposit account into which the payments for such Shares will be wired on the applicable Drawdown Dates, and (v) any related collateral and proceeds thereof, (b) the Investor acknowledges and agrees that the lender (or agent for the lenders) under a Subscription Facility is relying on each Investor’s Unused Capital Commitment as its primary source of repayment and may issue future Drawdown Notices and may exercise all remedies of the Company with respect thereto as part of such lenders’ remedies under the Subscription Facility, (c) in the event of a failure by any Investor to pay for such Shares, the Company and such lender is entitled to pursue any and all remedies available to it under this Subscription Agreement, including issuing additional Drawdown Notices to non-Defaulting Investors in order to make up any deficiency caused by the default of the Investor, whose ownership in the Company would be diluted as a result, (d) the Investor agrees that its obligation to fund Drawdown Notices pursuant to Section 2.01 is irrevocable, and shall be without setoff, counterclaim or defense of any kind, including any defense pursuant to Section 365 of the U.S. Bankruptcy Code (other than any defenses provided hereunder), (e) the Investor has received full and adequate consideration on the date hereof for its Shares notwithstanding that they are to be paid and issued in subsequent installments, and any defense of non-consideration or similar defenses for its subscription are hereby waived by the Investor, whether in bankruptcy, insolvency, receivership or similar proceedings or otherwise, including any failure or inability of the Company to issue Shares or for any such Shares to have positive value on the date of a Drawdown Notice, (f) the Company may use the proceeds of any Share issuance for repaying outstanding loans under the Subscription Facility, (g) the Investor agrees that the Company may reveal the Investor’s identity on a confidential basis to the lenders under a Subscription Facility, (h) upon the reasonable request of the Company, the Investor will provide the Company with copies of its financial statements to the extent such financial statements are not otherwise publically available and information about the Investor’s beneficial owners to enable the Company to comply with underwriting requests from any lender under a Subscription Facility, (i) any claim the Investor may have against the Company or another Investor in the Company shall be subordinate to any claim a lender under the Subscription Facility may have against the Company or such Investor, (j) from time to time upon request, the Investor will provide to any lender under a Subscription Facility a certificate setting forth such Investor’s then Unused Capital Commitment, (k) it acknowledges and confirms that the terms of the applicable Subscription Facility and each agreement executed in connection therewith can be modified (including, without limitation, increases, decreases or renewals of credit extended, or the release of any guarantee or security) without further notice to such Investor and without its consent; provided, however, that in no event shall any such modification of any such document alter an Investor’s rights or obligations hereunder without such Investor’s written consent, (l) each Investor acknowledges that the making and performance of its obligations hereunder constitute private and commercial acts rather than governmental or public acts, and that neither it nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, execution of a judgment or from any other legal process with respect to its obligations hereunder, and to the extent that it may hereafter be entitled to claim any such immunity, or to the extent that there may be attributed to it such an immunity (whether or not claimed), unless otherwise agreed in writing by the Company, it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity, (m) upon the withdrawal or transfer of the Investor’s interest in the Company in accordance with the terms hereof, such Investor acknowledges that it may be required at the time of such withdrawal or transfer to fund a Drawdown Notice to repay amounts outstanding under the Subscription Facility equal to its share thereof; provided that such Investor shall not be required to fund a Drawdown Notice in excess of its Unused Capital Commitment, and (n) that the lenders under a Subscription Facility are third party beneficiaries of this Subscription Agreement who may rely on the Investor’s agreements in this Section 2.02 in providing a Subscription Facility to the Company.

Section 2.03                             Dividends; Dividend Reinvestment Program.

(a)              As described more fully in the Memorandum, the Company generally intends to distribute, out of assets legally available for distribution, substantially all of its available earnings, on a quarterly basis, as determined by the Company’s Board of Directors (the “Board of Directors”) in its discretion. The Company will reinvest all cash dividends declared by the Board of Directors on behalf of Investors who do not elect to receive their dividends in cash, crediting to each such Investor a number of Shares equal to the quotient determined by dividing the cash value of the dividend payable to such Investor by the Per Share NAV as of the date such dividend was declared, subject to adjustment in accordance with the Adjustment Procedures. The Investor may elect to receive any or all such dividends in cash by notifying the Adviser in writing no later than 10 days prior to the record date for the first dividend that the Investor wishes to receive in cash, using the form of notice contained in Appendix C. The Investor and the Company agree and acknowledge that any dividends received by the Investor or reinvested by the Company on the Investor’s behalf shall have no effect on the amount of the Investor’s Unused Capital Commitment.

(b)              The Company represents and warrants that it shall not make any distributions consisting of securities that are not Marketable Securities except in connection with liquidation distributions in accordance with Maryland General Corporate Law. “Marketable Securities” means securities which are traded or quoted on the New York Stock Exchange, American Stock Exchange or the Nasdaq Global Market or on a comparable securities market or exchange now or in the future.

Article III.

Section 3.01                            Remedies Upon Investor Default. In the event that an Investor fails to pay all or any portion of the Drawdown Purchase Price due from such Investor on any Drawdown Date (such amount, together with the full amount of such Investor’s remaining Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of 10 Business Days, the Company shall be permitted to declare such Investor to be in default of its obligations under this Subscription Agreement (any such Investor, a “Defaulting Investor”) and shall be permitted to pursue one or any combination of the following remedies:

(a)              The Company may prohibit the Defaulting Investor from purchasing additional Shares on any future Drawdown Date;

(b)              The Company may offer up to 100% of the Defaulting Investor’s Shares (the “Offered Shares”) first, to the Other Investors (other than any defaulting Other Investors) and if such Other Investors do not purchase all of such Offered Shares, to third parties for purchase at a price equal to the lesser of the then net asset value of such Shares or the highest price reasonably obtainable by the Company, subject to such other terms as the Company in its discretion shall determine, which offer(s) shall be binding upon the Defaulting Investor if the purchasing Other Investors or third parties agree to assume the related Capital Commitment with respect to such Shares of the Defaulting Investor, including any portion then due and unpaid, and the Company pursuant to its authority under Section 5.01 may execute on behalf of the Defaulting Investor any documents necessary to effect the Transfer (as defined herein) of the Defaulting Investor’s Shares pursuant to this Section 3.01(b); provided, however, that notwithstanding anything to the contrary contained in this Subscription Agreement, no Shares shall be transferred to any Other Investor pursuant to this Section 3.01(b) in the event that such Transfer (as defined in herein) would (x) violate the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or such Transfer (as defined in Section 4.01(c)(i)), (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to the extent useful to avoid the occurrence of the consequences contemplated herein);

(c)               The Company may pursue any other remedies against the Defaulting Investor available to the Company, subject to applicable law.  The Investor agrees that this Section 3.01 is solely for the benefit of the Company and shall be interpreted by the Company against a Defaulting Investor in the discretion of the Company.  The Investor further agrees that the Investor cannot and shall not seek to enforce this Section 3.01 against the Company or any shareholder in the Company; and

(d)              The Company shall be authorized to issue additional Drawdown Notices to non-Defaulting Investors to make up for any short-fall caused by a Defaulting Investor’s failure to fund any Drawdown Notice, provided that no Investor shall be obligated to fund more than its then Unused Capital Commitment.

Article IV.

Section 4.01                             Investor Representations, Warranties and Covenants. The Investor hereby acknowledges, represents and warrants to, and agrees with, the Company as follows:

(a)              This Subscription Agreement has been duly authorized, executed and delivered by the Investor and, upon due authorization, execution and delivery by the Company, will constitute the valid and legally binding agreement of the Investor enforceable in accordance with its terms against the Investor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect.

(b)              The Investor is acquiring the Shares for the Investor’s own account as principal for investment and not with a view to the distribution or sale thereof.

(c)               (i) The Investor understands that the offering and sale of the Shares are intended to be exempt from registration under the 1933 Act, applicable U.S. state securities laws and the laws of any non-U.S. jurisdictions by virtue of the private placement exemption from registration provided in Section 4(a)(2) of the 1933 Act, exemptions under applicable U.S. state securities laws and exemptions under the laws of any non-U.S. jurisdictions, and it agrees that any Shares acquired by the Investor may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (each, a “Transfer”) in any manner that would require the Company to register the Shares under the 1933 Act, under any U.S. state securities laws or under the laws of any non-U.S. jurisdictions.

(ii) The Investor understands that the Company requires each investor in the Company to be an “accredited investor” as defined in Rule 501(a) of Regulation D of the 1933 Act (“Accredited Investor”) and the Investor represents and warrants that it is an Accredited Investor.

(iii) The Investor understands that the offering and sale of the Shares in non-U.S. jurisdictions may be subject to additional restrictions and limitations, and represents and warrants that it is acquiring its Shares in compliance with all applicable laws, rules, regulations and other legal requirements applicable to the Investor including, without limitation, the legal requirements of jurisdictions in which the Investor is resident and in which such acquisition is being consummated. Furthermore, the Investor understands that all offerings and sales made outside the United States will be made pursuant to Regulation S under the 1933 Act.

(d)              The Investor: (i) is not registered as an investment company under the 1940 Act; (ii) has not elected to be regulated as a business development company under the 1940 Act; and (iii) either (A) is not relying on the exception from the definition of “investment company” under the 1940 Act set forth in Section 3(c)(1) or 3(c)(7) thereunder or (B) is permitted to acquire and hold more than 3% of the outstanding voting securities of a business development company.

(e)               (i) Prior to a Liquidity Event, the Investor may not Transfer any of its Shares or its Capital Commitment unless (x) the Adviser provides its prior written consent, (y) the Transfer is made in accordance with applicable securities laws and (z) the Transfer is otherwise in compliance with the transfer restrictions set forth in Appendix C. Following an Exchange Listing, the Investor’s shares will be subject to additional restrictions set forth in the Charter.

No Transfer will be effectuated except by registration of the Transfer on the Company books. Each transferee must agree to be bound by these restrictions and the terms of the Operative Documents and all other obligations as a shareholder in the Company.

(ii) The Investor is aware and understands that there are other substantial restrictions on the transferability of Shares or Capital Commitment under this Subscription Agreement, the Operative Documents and under applicable law including, but not limited to, the fact that (a) there is no established market for the Shares and it is possible that no public market for the Shares will develop; (b) the Shares are not currently, and Investors have no rights to require that the Shares be, registered under the 1933 Act or the securities laws of the various states of the United States or any non-U.S. jurisdiction and therefore cannot be transferred unless subsequently registered or unless an exemption from such registration is available; and (c) the Investor may have to hold the Shares herein subscribed for and bear the economic risk of this investment indefinitely, and it may not be possible for the Investor to liquidate its investment in the Company. The Investor acknowledges that it has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, has the ability to retain its Shares for an indefinite period and at the present time and in the foreseeable future can afford a complete loss of this investment.

(iii) Notwithstanding any other provision of this Subscription Agreement, the Investor covenants that it will not Transfer all or any part of the Shares or its Capital Commitment (or purport to do so) if such Transfer would cause (A) the Company or the Adviser to be in violation of the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), as amended, or any similar U.S. federal, state or non-U.S. law or regulation (collectively, “Anti-Money Laundering Laws”); or (B) the Shares to be held by a country, territory, entity or individual currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any entity or individual that resides or has a place of business in, or is organized under the laws of, a country or territory that is subject to any sanctions administered by OFAC.

(f)                (i) If the Investor is not a natural person, (x) the Investor was not formed or recapitalized for the specific purpose of acquiring any Shares in the Company, (y) the Investor has the power and authority to enter into this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Shares, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and (z) the person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Shares.

(ii) If the Investor is a natural person, the Investor has all requisite legal capacity to acquire and hold the Shares and to execute, deliver and comply with the terms of each of the documents required to be executed and delivered by the Investor in connection with this subscription for Shares.

(iii) The execution, delivery and performance of this Subscription Agreement by the Investor do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Investor is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Investor, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Investor is subject.

(iv) The Investor has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities and such other persons, if any, required to permit the Investor to enter into this Subscription Agreement and to consummate the transactions contemplated hereby and thereby.

(g)               The Investor understands, and gives full authorization, approval and consent to, the remedies described in Section 3.01.

(h)              The Investor agrees to deliver to the Company such other information as to certain matters under the 1933 Act, the 1940 Act and the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) as the Company may reasonably request (including, but not limited to, the Investor Suitability Questionnaire) in order to ensure compliance with such Acts and the availability of any exemption thereunder.

(i)                  The Investor acknowledges and agrees that, pursuant to the Charter and the Investment Advisory Agreement, the Company and/or the Adviser have the power and discretion to make all investment decisions in accordance with the terms of the Charter and the Investment Advisory Agreement.

Accordingly, the Investor acknowledges that neither the Company, the Adviser nor any affiliate thereof has rendered or will render any investment advice or securities valuation advice to the Investor, and that the Investor is neither subscribing for nor acquiring any Shares in reliance upon, or with the expectation of, any such advice.

(j)                 The Investor has reviewed the Operative Documents, as each may be amended and/or restated through the closing date of the Investor’s subscription for Shares, and has read and understands the risks of, and other considerations relating to, a purchase of Shares and the Company’s investment objectives, policies and strategies, including, but not limited to, the information contained in the Memorandum. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the prospective investment in the Shares.

(k)              The Investor was offered the Shares through private negotiations, not through any general solicitation or general advertising and in the state listed in the Investor’s permanent address set forth in the Investor Suitability Questionnaire. Other than as set forth herein and in the Operative Documents, the Investor is not relying upon any information (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine, website or similar media or broadcast over television or radio, and any seminars or meetings whose attendees have been invited by any general solicitation or advertising) provided by the Company, the Adviser, any affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Company and the Investor understands that the Memorandum is not intended to convey tax or legal advice.  The Investor has consulted to the extent deemed appropriate by the Investor with the Investor’s own advisers as to the financial, tax, legal, accounting, regulatory and other matters concerning an investment in Shares and on that basis understands the financial, tax, legal, accounting, regulatory and other consequences of an investment in Shares, and believes that an investment in the Shares is suitable and appropriate for the Investor.

(l)                  The Investor has been given the opportunity to ask questions of, and receive answers from, the Adviser, the Company and their respective personnel relating to the Company, concerning the terms and conditions of the purchase of Shares and other matters pertaining to this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to verify the accuracy of any information provided and to make a decision to invest in the Company, and has availed itself of this opportunity to the full extent desired.

(m)          No representations or warranties have been made to the Investor with respect to this investment, the Adviser or the Company other than the representations of the Company set forth herein and the Investor has not relied upon any representation or warranty not provided herein in making this subscription.

(n)              If the Investor is, or is acting (directly or indirectly) on behalf of, a “Plan” (defined below) which is subject to Title I of ERISA or Section 4975 of the Code, or any provisions of any other federal, state, local, non-U.S. or other laws or regulations that are similar to those provisions contained in such portions of ERISA or the Code (collectively, “Other Plan Laws”): (1) the decision to invest in the Company was made by a fiduciary (within the meaning of Section 3(21) of ERISA and the regulations thereunder, or as defined under applicable Other Plan Laws) of the Plan which is unrelated to the Adviser or any of its employees, representatives or affiliates and which is duly authorized to make such an investment decision on behalf of the Plan (the “Plan Fiduciary”); (2) the Plan Fiduciary has taken into consideration its fiduciary duties under ERISA or any applicable Other Plan Law, including the diversification requirements of Section 404(a)(1)(C) of ERISA (if applicable), in authorizing the Plan’s investment in the Company, and has concluded that such investment is prudent; (3) the Plan’s subscription to invest in the Company and the purchase of Shares contemplated hereby is in accordance with the terms of the Plan’s governing instruments and complies with all applicable requirements of ERISA, the Code and all applicable Other Plan Laws and does not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Other Plan Laws; and (4) the Plan Fiduciary acknowledges and agrees that neither the Adviser nor any of its employees, representatives or affiliates will be a fiduciary with respect to the Plan with respect to the Plan’s investment in the Company, pursuant to the provisions of ERISA or any applicable Other Plan Laws, or otherwise, and the Plan Fiduciary has not relied on, and is not relying on, the investment advice of any such person with respect to the Plan’s investment in the Company. “Plan” includes (i) an employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not such plan is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code, whether or not such plan, individual retirement account or other arrangement is subject to Section 4975 of the Code, (iii) an insurance company using general account assets, if such general account assets are deemed to include the assets of any of the foregoing types of plans, accounts or arrangements for purposes of Title I of ERISA or Section 4975 of the Code under Section 401(c)(1)(A) of ERISA or the regulations promulgated thereunder and (iv) an entity, the assets of which are deemed to include the assets of any of the foregoing types of plans, accounts or arrangements, pursuant to ERISA or otherwise.

(o)              The Investor agrees to notify the Company in writing in the event (i) the Investor either becomes or ceases to be a “benefit plan investor” within the meaning of Section 3(42) of ERISA, as modified by 29 CFR 2510.3-101(f)(2), or under any Other Plan Law (a “Benefit Plan Investor”), (ii) the Investor reasonably expects that the Investor will become or cease to be a Benefit Plan Investor, or (iii) if the Investor is an entity whose assets are deemed to include the assets of any of Plan pursuant to ERISA or any Other Plan Law, the percentage of such Investor’s assets attributable to Plans either increases or decreases. The Investor also agrees to, promptly upon the receipt, and within no more than 15 Business Days of a written request from the Company, provide a written update to the Company with regard to any of the foregoing. If the Company, in its sole discretion, determines that so doing would be useful in ensuring that equity participation in the Company is not significant within the meaning of 29 CFR 2510.3-101(f), the Company may require any Benefit Plan Investor to transfer some or all of its Shares for fair market value (as determined by the Company in its sole discretion) to an Investor other than a Benefit Plan Investor (whether an existing Investor or a new Investor). The Investor shall have no claim against the Company, the Administrator, the Adviser or any of their respective affiliates for any form of damages or liability as a result of any such transfer.

(p)              If the investment in the Shares is being made on behalf of an employee benefit plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (as described in Section 4(b)(4) of ERISA), (i) there is no provision in the instruments governing such plan or any federal, state or local or non-U.S. law, rule, regulation or constitutional provision applicable to the plan that could in any respect affect the operation of the Company, including operations of the Adviser as contemplated by the Investment Advisory Agreement, or prohibit any action contemplated by the operational documents and related disclosure of the Company, including, without limitation, the investments which may be made pursuant to the Company’s investment strategies, the concentration of investments for the Company and the payment by the plan of incentive or other fees, and (ii) the plan’s investment in the Company will not conflict with or violate the instruments governing such plan or any federal, state or local or non-U.S. law, rule, regulation or constitutional provision applicable to the plan.

(q)              Representations for Non-U.S. Persons:

(i) If the Investor is not a “United States Person,” as defined in Appendix D hereto, the Investor has heretofore notified the Company in writing of such status.

(ii) The Investor will notify the Company immediately if the Investor becomes a United States Person.

(iii) The Investor represents and warrants that the Investor is acquiring the Shares for its own account for investment purposes only and is not subscribing on behalf of or funding its commitment with funds obtained from a United States Person.

(iv) Except for offers and sales to discretionary or similar accounts held for the benefit or account of a non-U.S. Person by a U.S. dealer or other professional fiduciary, all offers to sell and offers to buy the Interest were made to or by the Investor while the Investor was outside the United States and at the time the Investor’s order to buy the Shares originated (and at the time this Subscription Agreement was executed by the Investor) the Investor was outside the United States.

(r)                 (i) Neither the Investor, nor any of its affiliates or beneficial owners, (A) appears on the Specially Designated Nationals and Blocked Persons List of OFAC, nor are they otherwise a party with which any entity is prohibited to deal under the laws of the United States, or (B) is a person identified as a terrorist organization on any other relevant lists maintained by governmental authorities. The Investor further represents and warrants that the monies used to fund the investment in the Shares are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (1) under a U.S. embargo enforced by OFAC, (2) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (3) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Investor further represents and warrants that the Investor: (I) has conducted thorough due diligence with respect to all of its beneficial owners, (II) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds and (III) will retain evidence of any such identities, any such source of funds and any such due diligence. Pursuant to anti-money laundering laws and regulations, the Company may be required to collect documentation verifying the Investor’s identity and the source of funds used to acquire Shares before, and from time to time after, acceptance by the Company of this Subscription Agreement. Investor further represents and warrants that the Investor does not know or have any reason to suspect that (x) the monies used to fund the Investor’s investment in the Shares have been or will be derived from or related to any illegal activities, including, but not limited to, money laundering activities, and (y) the proceeds from the Investor investment in the Shares will be used to finance any illegal activities.

(ii) The Investor will provide to the Company at any time such information as the Company determines to be necessary or appropriate (A) to comply with the anti-money laundering laws, rules and regulations of any applicable jurisdiction and (B) to respond to requests for information concerning the identity of Investor from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(iii) To comply with applicable U.S. anti-money laundering laws and regulations, all payments and contributions by the Investor to the Company and all payments and distributions to the Investor from the Company will only be made in the Investor’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or that is regulated in and either based or incorporated in or formed under the laws of the United States and that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(iv) The representations and warranties set forth in this Section 4.01(r) shall be deemed repeated and reaffirmed by the Investor to the Company as of each date that the Investor is required to make a capital contribution to, or receives a distribution from, the Company. If at any time during the term of the Company, the representations and warranties set forth in this Section 4.01(r) cease to be true, the Investor shall promptly so notify the Company in writing.

(v) The Investor understands and agrees that the Company may not accept any amounts from a prospective Investor if such prospective Investor cannot make the representations set forth in this Section 4.01(r).

(s)                In the event that the Investor is, receives deposits from, makes payments to or conducts transactions relating to, a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with the Investor’s investment in Shares, such Non-U.S. Bank: (i) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities, (ii) employs one or more individuals on a full-time basis, (iii) maintains operating records related to its banking activities, (iv) is subject to inspection by the banking authority that licensed it to conduct banking activities and (v) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

(t)                 The Investor agrees and acknowledges that, among other remedial measures, (A) in order to comply with governmental regulations, if the Company determines in its sole discretion that such action is in the best interests of the Company, the Company may “freeze the account” of the Investor, either by prohibiting additional investments by the Investor, segregating assets of the Investor and/or suspending other rights the Investor may have under the Operative Documents and (B) the Company may be required to report such action or confidential information relating to the Investor (including without limitation, disclosing the Investor’s identity) to regulatory authorities.

(u)              None of the information concerning the Investor nor any statement, certification, representation or warranty made by the Investor in this Subscription Agreement or in any document required to be provided under this Subscription Agreement (including, without limitation, the Investor Suitability Questionnaire and any forms W-9 or W-8 (W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

(v)              The Investor agrees that the foregoing certifications, representations, warranties, covenants and agreements shall survive the acceptance of this subscription, the first Drawdown Date and the dissolution of the Company, without limitation as to time. Without limiting the foregoing, the Investor agrees to give the Company prompt written notice in the event that any statement, certification, representation or warranty of the Investor contained in this Article IV or any information provided by the Investor herein or in any document required to be provided under this Subscription Agreement (including, without limitation, the Investor Suitability Questionnaire and any forms W-9 or W-8 (W-8BEN, W-8BEN-E, W-8EXP, W-8IMY and W-8EXP) ceases to be true at any time following the date hereof.

(w)            The Investor agrees to provide such information and execute and deliver such documents as the Company or the Adviser may reasonably request to verify the accuracy of the Investor’s representations and warranties herein or to comply with any law or regulation to which the Company, the Adviser or a portfolio company may be subject.

(x)              The Investor understands that the Company (i) has filed an election to be treated as a business development company under the 1940 Act and (ii) intends to file an election to be treated as a regulated investment company within the meaning of Section 851 of the Code, for U.S. federal income tax purposes; pursuant to those elections, the Investor will be required to furnish certain information to the Company as required under Treasury Regulations § 1.852-6(a) and other regulations. If the Investor is unable or refuses to provide such information directly to the Company, the Investor understands that it will be required to include additional information on its income tax return as provided in Treasury Regulation § 1.852-7. The Company has filed a registration statement on Form 10 (the “Form 10”) for the Common Stock with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Form 10 is not the offering document pursuant to which the Company is conducting this offering and may not include all information regarding the Company contained in the Memorandum or other Operative Documents; accordingly, Investors should rely exclusively on information contained in the Operative Documents in making their investment decisions.

(y)              The Investor acknowledges that, in order to comply with the provisions of the U.S. Foreign Account Tax Compliance Act (“FATCA”) and avoid the imposition of U.S. federal withholding tax, the Company may, from time to time, require further information and/or documentation from the Investor and, if and to the extent required under FATCA, the Investor’s direct and indirect beneficial owners (if any), relating to or establishing any such owner’s identity, residence (or jurisdiction of formation), income tax status, and other required information and may provide or disclose such information and documentation to the U.S. Internal Revenue Service. The Investor agrees that it shall provide such information and documentation concerning itself and its beneficial owners, if any, as and when requested by the Company sufficient for the Company to comply with its obligations under FATCA. The Investor acknowledges that, if the Investor does not provide the requested information and documentation, the Company may, at its sole option and in addition to all other remedies available at law or in equity, prohibit additional investments, decline or delay any redemption requests by the Investor and/or deduct from such Investor’s account and retain amounts sufficient to indemnify and hold harmless the Company from any and all withholding taxes, interest, penalties and other losses or liabilities suffered by the Company on account of the Investor’s not providing all requested information and documentation in a timely manner, and to ensure that such withholding taxes, interest, penalties and other losses or liabilities are economically borne by the Investor. The Investor shall have no claim against the Company, the Administrator, the Adviser or any of their respective affiliates for any form of damages or liability as a result of any of the aforementioned actions in the absence of willful misconduct and/or gross negligence.

(z)               The Investor acknowledges that the Company intends to enter into one or more revolving credit facilities with one or more syndicates of banks or to incur indebtedness in lieu of or in advance of capital contributions. In connection therewith, each Investor hereby agrees to cooperate with the Company and provide financial information and other documentation reasonably and customarily required to obtain such facilities.

(aa)       The Investor (i) acknowledges that recent legislation has modified the 1940 Act by allowing  a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met; (ii) acknowledges that the Adviser, as the Company’s sole initial shareholder, has approved a proposal that allows the Company to reduce its asset coverage to 150%; and (iii) agrees that the Company’s asset coverage ratio is 150% as permitted by such recent legislation.

(bb)       The Investor represents and warrants that neither the Investor nor any person who through the Investor (including anyone who has investment discretion on the Investor’s behalf) will beneficially own the Shares has been subject to any “disqualifying event” (as defined in Rule 506(d)(1) under the Securities Act) at any time on or prior to the Investor’s investment in the Company. The representations and warranties set forth in this paragraph 4.01(bb) shall be deemed repeated and reaffirmed by the Investor to the Company as of each subsequent closing of the Company. Furthermore, the Investor agrees to provide the Company with (1) prompt written notice of the occurrence of any event specified above with respect to the Investor or any such beneficial owner and (2) any information, documentation or certifications (including, if requested, a “bad actor” disqualification questionnaire) required by the Company, in its sole discretion, to permit the Company to comply with its obligations pursuant to Rule 506(d) under the Securities Act.

Section 4.02          Investor Awareness. The Investor acknowledges that the Investor is aware and understands that:

(a)              No federal or state agency, and no agency of any non-U.S. jurisdiction, has passed upon the Shares or made any finding or determination as to the fairness of this investment. The Memorandum has not been filed with the SEC, any self-regulatory agency or with any securities administrator under state securities laws or the laws of any non-U.S. jurisdiction.

(b)              There are substantial risks incident to the purchase of Shares, including, but not limited to, those summarized in the Memorandum.

(c)               As described more fully in Appendix C, prior to Liquidity Event, the Investor may not Transfer all or any fraction of its Shares or Capital Commitment without the prior written consent of the Adviser. There are other substantial restrictions on the transferability of Shares or Capital Commitment under the Charter, the Investment Advisory Agreement and under applicable law including, but not limited to, the fact that (i) there is no established market for the Shares and it is possible that no public market for the Shares will develop; (ii) the Shares are not currently, and Investors have no rights to require that the Shares be, registered under the 1933 Act or the securities laws of the various states or any non-U.S. jurisdiction and therefore cannot be Transferred unless subsequently registered or unless an exemption from such registration is available; and (iii) the Investor may have to hold the Shares herein subscribed for and bear the economic risk of this investment indefinitely, and it may not be possible for the Investor to liquidate its investment in the Company.

(d)              With respect to the tax and other legal consequences of an investment in the Shares, the Investor is relying solely upon the advice of its own tax and legal advisors and not upon the general discussion of such matters set forth in the Memorandum.

(e)               The Company may request such additional information as it may deem necessary to evaluate the eligibility of the Investor to acquire Shares and may request from time to time such information as it may deem necessary to determine the eligibility of the Investor to hold Shares or to enable the Company to determine the compliance of the Company or the Adviser with applicable regulatory requirements or the Company’s tax status, and the Investor agrees to promptly provide such information as may reasonably be requested.

(f)                All the agreements, representations and warranties made by the Investor in this Subscription Agreement (including all of its attachments) shall survive the execution and delivery hereof. The Investor shall immediately notify the Company upon discovering that any of the representations, warranties or covenants made herein was false when made or if, as a result of changes in circumstances, any of the representations, warranties or covenants made herein become false.

(g)               The offering and sale of the Shares in non-U.S. jurisdictions may be subject to additional restrictions and limitations, and the Investor represents and warrants that it is acquiring its Shares in compliance with all applicable laws, rules, regulations and other legal requirements applicable to the Investor including, without limitation, the legal requirements of jurisdictions in which the Investor is resident and in which such acquisition is being consummated. Furthermore, the Investor understands that all offerings and sales made outside of the United States will be made pursuant to Regulation S under the Securities Act

(h)              Eversheds Sutherland (US) LLP and Kirkland & Ellis LLP act as U.S. counsel to the Company, the Adviser and their Affiliates. In connection with this offering of Shares and subsequent advice to such persons, Eversheds Sutherland (US) LLP and Kirkland & Ellis  LLP will not represent the Investor or any other investors in the Company in the absence of a clear and explicit written agreement to such effect between such counsel and the Investor. In the absence of such an agreement, such counsel owes no duties to the Investor or any other investor in the Company (whether or not such counsel has in the past represented, or is currently representing, such Investor or any other investor with respect to other matters). No independent counsel has been retained to represent investors in the Company.

Section 4.03          Company Representations. The Company represents to the Investor as follows:

(a)              The Company is empowered, authorized and qualified to enter into this Agreement, the Investment Advisory Agreement and the Administration Agreement, and the person signing this Agreement, the Investment Advisory Agreement and the Administration Agreement on behalf of the Company has been duly authorized by the Company to do so.

(b)              The execution and delivery of this Agreement, the Investment Advisory Agreement and the Administration Agreement by the Company and the performance of its duties and obligations hereunder and thereunder do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Company is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Company, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Company is subject.

(c)               The Company is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in this Agreement, the Investment Advisory Agreement and the Administration Agreement, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement or understanding, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which its properties are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect the business or financial condition of the Company or impair the Company’s ability to carry out its obligations under this Agreement or the Investment Advisory Agreement.

(d)              There is no litigation, investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company that, if adversely determined, would materially adversely affect the business or financial condition of the Company or the ability of the Company to perform its obligations under this Agreement, the Investment Advisory Agreement and the Administration Agreement.

(e)               The Shares to be issued and sold by the Company to the Investor hereunder have been duly authorized and, when issued and delivered to the Investor against payment therefore as provided in this Agreement, will be validly issued, fully paid and non-assessable.

(f)                No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

Article V.

Section 5.01          Power of Attorney.

(a)              The Investor, by its execution hereof, hereby irrevocably makes, constitutes and appoints the Company as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file:

(i)             any and all filings required to be made by the Investor under the 1934 Act with respect to any of the Company’s securities which may be deemed to be beneficially owned by the Investor under the 1934 Act;

(ii)          all certificates and other instruments deemed necessary by the Company in order for the Company to enter into any borrowing or pledging arrangement;

(iii)       all certificates and other instruments deemed necessary by the Company to comply with the provisions of this Subscription Agreement and applicable law or to permit the Company to become or to continue as a business development corporation; and

(iv)      all other instruments or papers not inconsistent with the terms of this Subscription Agreement which may be required by law to be filed on behalf of the Company.

(b)              With respect to the Investor and the Company, the foregoing power of attorney:

(i)             is coupled with an interest and shall be irrevocable;

(ii)          may be exercised by the Company either by signing separately as attorney-in-fact for the Investor or, after listing all of the Investors executing an instrument, by a single signature of the Company acting as attorney-in-fact for all of them;

(iii)       shall survive the assignment by the Investor of the whole or any fraction of its Shares;

(iv)      shall terminate concurrently with the termination of the Capital Commitment, in accordance with Section 2.01(f);

(v)         may not be used by the Company in any manner that is inconsistent with the terms of this Subscription Agreement and any other written agreement between the Company and the Investor; and

(vi)      is intended to be ministerial in scope.

(c)               The Company shall make available to the Investor a copy of any agreement, instrument, certificate or other document that is executed by the Company as an attorney-in-fact for the Investor pursuant to the power of attorney set forth in this Section 5.01.

Article VI.

Section 6.01          Key Person Event; Cause Event.

(a)              A “Key Person Event” will occur if, during the Commitment Period, two of the four of Douglas I. Ostrover, Marc S. Lipschultz, Craig W. Packer and Alan J. Kirshenbaum (the “Key Persons” and each, a “Key Person”), (i) provide notice of resignation, resign, are terminated or are provided with notice of termination from the position of (1) in the case of Douglas I. Ostrover, Marc S. Lipschultz and Craig W. Packer, co-chief investment officer of the Adviser and (2) in the case of Alan J. Kirshenbaum, chief financial officer of the Adviser, (ii) die or are disabled or (iii) cease to be actively involved (1) in the case of Douglas I. Ostrover, Marc S. Lipschultz and Craig W. Packer, as a member of the Investment Committee (as defined in the Memorandum) or (2) in the case of Alan J. Kirshenbaum, as an officer of the Adviser, for any consecutive period exceeding 60 days.  For purposes of this provision, the Adviser is permitted at any time to replace one of the Key Persons with a senior professional selected by the Adviser, provided that such replacement is approved by 75% of the Shares.

(b)              A “Cause Event” will occur if, during the Commitment Period, an event constituting Cause occurs.  “Cause” means (A) any disqualification of a Key Person under Section 9(a) of the 1940 Act; (B) the conviction of (or plea of no contest by) any Key Person of a felony involving fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or conspiracy to commit such offenses; (C) the final judicial determination by a court of competent jurisdiction of fraud, willful misconduct or gross negligence by the Adviser or any Key Person in the performance of its obligations under the Investment Advisory Agreement; or (D) the conviction of (or a plea of no contest by) any Key Person or the Adviser of a violation of the substantive provisions of any U.S. federal or state securities law (other than any inadvertent or technical violation of any such law which has no material adverse impact on the Company or any other violation which has no material adverse impact on the Company).

(c)               Upon the occurrence of a Key Person Event or a Cause Event, the Company will send written notice of the Key Person Event or Cause Event, as applicable, to the Shareholders within ten Business Days of such occurrence, the Commitment Period shall automatically be suspended for 90 days (the “Interim Period”) and the Shareholders will not be obligated to fund Drawdowns except for purposes permitted after the Commitment Period as described in Section 2.01(f).   During the Interim Period the Company shall convene a special meeting of Shareholders for the purpose of determining whether the Commitment Period should be reinstated. If the proposal is approved by 75% of the Shares, and all of the independent members of the Board of Directors vote in favor the proposal, the Commitment Period will be reinstated and Shareholders will be obligated to fund Drawdowns as if a Key Person Event or Cause Event, as applicable, had never occurred. Otherwise, the Commitment Period shall be deemed to have terminated upon the occurrence of the Key Person Event or Cause Event, as applicable.

(d)              Notwithstanding Section 6.04 of this Subscription Agreement, modifications may be made to this Section 6.01 if approved by 75% of the Shares.

Section 6.02          Indemnity.

(a)              The Investor understands that the information provided herein (including the Investor Suitability Questionnaire) shall be relied upon by the Company for the purpose of determining the eligibility of the Investor to purchase Shares. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Company, the Adviser, the Administrator, and their affiliates and each partner, member, officer, director, employee and agent thereof, from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this Subscription Agreement (including the Investor Suitability Questionnaire) or in any other document provided by the Investor to the Company or in any agreement executed by the Investor in connection with the Investor’s investment in Shares.

(b)              To the fullest extent permitted under applicable law, the Company agrees to indemnify and hold harmless the Investor, its affiliates and each partner, member, officer, director, employee and agent thereof, from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Company contained in this Subscription Agreement or in any other document provided by the Company to the Investor or in any agreement executed by the Company in connection with the Investor’s investment in Shares.

Section 6.03          Acceptance or Rejection.

(a)              At any time prior to the Closing Date, notwithstanding the Investor’s prior receipt of a notice of acceptance of the Investor’s subscription, the Company shall have the right to accept an amount equal to or less than the subscribed amount, or reject this subscription, for any reason whatsoever.

(b)              In the event of rejection of this subscription, the Company promptly thereupon shall return to the Investor the copies of this Subscription Agreement and any other documents submitted herewith (but the Company shall have the right to retain a photocopy for its records), and this Subscription Agreement shall have no further force or effect thereafter.

Section 6.04          Modification. Neither this Subscription Agreement nor any provisions hereof shall be modified, changed, discharged, waived or terminated except by an instrument in writing signed by the party against whom any modification, change, discharge, waiver or termination is sought.

Section 6.05          Notices. All notices, consents, requests, demands, offers, reports, and other communications required or permitted to be given pursuant to this Subscription Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed, if to the Company, to:

Owl Rock Capital Corporation III
Attn: Alan Kirshenbaum
399 Park Avenue, 38th floor
New York, New York 10022
Tel: (212) 419-3004

and, if to the Investor, to the address set forth in the Investor Suitability Questionnaire. The Company or the Investor may change its address by giving notice to the other in the manner described herein.

Section 6.06          Counterparts. This Subscription Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

Section 6.07          Successors. Except as otherwise provided herein, this Subscription Agreement and all of the terms and provisions hereof will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, trustees and legal representatives. If the Investor is more than one person, the obligation of the Investor shall be joint and several and the agreements, representations, warranties, and acknowledgments herein contained will be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators, successors, trustees and legal representatives.

Section 6.08          Assignability. This Subscription Agreement is not transferable or assignable by the Investor. Any purported assignment of this Subscription Agreement will be null and void.

Section 6.09          Entire Agreement; No Third Party Beneficiaries. This Subscription Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes any prior agreement or understanding among them with respect to such subject matter, and is not intended to confer upon any person other than the parties hereto and any lender under a Subscription Facility any rights or remedies hereunder. The foregoing limitation, however, shall not prohibit any Other Investor from enforcing Section 3.01(b) against any defaulting Investor.

Section 6.10          APPLICABLE LAW. Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that this Subscription Agreement shall be governed by and construed in accordance with the laws of the State of MARYLAND, without giving effect to the choice of law principles thereof.

Section 6.11          Jurisdiction; Venue. To the fullest extent permitted by law, the sole and exclusive forum for any action, suit or proceeding with respect to this Subscription Agreement shall be a federal or state court located in the state of New York, provided that to the extent the appropriate court located in the state of New York determines that it does not have jurisdiction over such action, then the sole and exclusive forum shall be any federal or state court located in the state of Maryland, and each party hereto, to the fullest extent permitted by law, hereby irrevocably waives any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such action, suit or proceeding and further waives any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and each party hereto hereby submits to such jurisdiction and consents to process being served in any such action, suit or proceeding, without limitation, by United States mail addressed to the party at the parties address specified herein or in the Investor Suitability Questionnaire. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 6.12          Confidentiality. The Investor acknowledges that the Memorandum, the Subscription Documents and the other Operative Documents and other information relating to the Company has been submitted to the Investor on a confidential basis for use solely in connection with the Investor’s consideration of the purchase of Shares. The Investor also acknowledges that it may receive or have access to confidential proprietary information concerning the Company, including, without limitation, portfolio positions, valuations, information regarding potential investments, financial information, trade secrets and the like which is proprietary in nature and non-public. The Investor agrees that, without the prior written consent of the Company (which consent may be withheld at the sole discretion of the Company), the Investor shall not (a) reproduce the Memorandum or any other information relating to the Company, in whole or in part, or (b) disclose the Memorandum or any other information relating to the Company to any person who is not an officer or employee of the Investor who is involved in its investments, or partner (general or limited) or affiliate of the Investor (it being understood and agreed that if the Investor is a pooled investment fund, it shall only be permitted to disclose the Memorandum or other information related to the Company to its limited partners if the Investor has required its limited partners to enter into confidentiality undertakings no less onerous than the provisions of this Section 6.12), except to the extent (1) such information is in the public domain (other than as a result of any action or omission of Investor or any person to whom the Investor has disclosed such information), (2) such information is required by applicable law or regulation to be disclosed or (3) it is necessary to disclose such information to the Investor’s professional advisors (including the Investor’s auditors and counsel), so long as such professional advisors are advised of the confidentiality obligations contained herein. The Investor further agrees to return the Memorandum and any other information relating to the Company if no purchase of Shares is made or upon the Company’s request therefore. The Investor acknowledges and agrees that monetary damages would not be sufficient remedy for any breach of this section by it, and that in addition to any other remedies available to the Company in respect of any such breach, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Notwithstanding anything to the contrary herein, the Investor (and each employee, representative or other agent of the Investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company; and any of the Company’s transactions and all materials of any kind (including, without limitation, opinions and other tax analyses) that are provided to the Investor relating to such tax treatment and tax structure, it being understood and agreed for this purpose that (x) the name of, or any other identifying information regarding, (i) the Company or any existing or future investor (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company or (y) any performance information relating to the Company or its investments do not constitute “tax treatment” or “tax structure”.

Section 6.13          Necessary Acts, Further Assurances. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Subscription Agreement or to show the ability to carry out the intent and purposes of this Subscription Agreement.

Section 6.14          No Joint Liability Among Company and Adviser. The Company shall not be liable for the fulfillment of any obligation or the accuracy of any representation of the Adviser under or in connection with this Subscription Agreement, and the Adviser shall not be liable for the fulfillment of any obligation or the accuracy of any representation of the Company under or in connection with this Subscription Agreement. There shall be no joint and several liability of the Company and the Adviser for any obligation under or in connection with this Subscription Agreement.

Section 6.15          Electronic Delivery of Communications.  The Investor hereby acknowledges and agrees that the Company and/or the Adviser may, but is not required to, deliver and make reports, statements and other communications, including, without limitation, the Operative Documents, the Subscription Documents, Form 1099s, other tax related information and documentation, proxy materials, annual and quarterly reports, investor communications, account statements, drawdown notices and other required reports (“Account Communications”), available to the Investor in electronic form, such as e-mail or by posting on a web site.  It is the Investor’s affirmative obligation to notify the Company in writing if the Investor’s e-mail address(es) listed in Section A of the Investor Suitability Questionnaire change(s).

Section 6.16          Survival. The representations, warranties, acknowledgments and covenants in Sections 4.01 and 4.02 and in the Investor Suitability Questionnaire and the provisions of Sections 6.02, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 and 6.16 shall, in the event this subscription is accepted, survive such acceptance and the formation and dissolution of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Investor, intending to be legally bound, has executed this Subscription Agreement as of the date set forth below.

AGGREGATE PURCHASE PRICE OF SHARES SUBSCRIBED FOR: $

[LEGAL NAME OF SUBSCRIBER]

By:
Name:
Title:

Agreed and accepted as of , 2020:

OWL ROCK CAPITAL CORPORATION III

By:
	Name:	Alan Kirshenbaum
	Title:	Chief Operating Officer